Exhibit 5.9

First Mining Gold Corp.

Suite 2070 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “NI 43-101 Technical Report - Preliminary Economic Assessment for the Duparquet Project, Quebec, Canada”, dated October 20, 2023 with an effective date of September 15, 2023 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10.

Sincerely,

/s/ Carl Michaud
Carl Michaud, P.Eng., MBA.

Dated the 23rd day of February, 2026.